EXHIBIT 10.30

                                                                      One of two



May 25, 1999

Mr. Gary Spray
10855 North 11th Street
Phoenix, AZ 85020

Dear Gary,

It is my pleasure to offer you the position of Vice President Sales for Semitool, Inc. reporting to me, working out of the Phoenix office. The terms of this offer are as follows:

         1. Your start date will be as soon as possible, but no later than June 14, 1999.

         2.  Your base salary will be $210,000 per year, paid semi-monthly.

         3.  Your employment package will include a company car.

         4. Considering specific goals and objectives we jointly compose, you will be able to earn up to 40% of your base salary as a bonus. These performance goals will encompass bookings, profitability, and customer satisfaction.

         5. The company will provide a condominium for the time you spend in Kalispell this summer getting to know our company. A leased or company car will be provided for you.

         6. As part of your incentive package you will receive options on 40,000 shares of Semitool stock. Following Board approval, they will be issued and vested according to the current distribution plan.

         7. You will be entitled to three weeks vacation within the first year of employment, with scheduling subject to company approval.

         8. You will be entitled to all standard benefits offered to Semitool employees, some of which have waiting periods. They include life, medical and dental insurance (eligibility the first of the month following employment).

             You will be eligible for the 401(k) Profit Sharing plan on July 1, 1999. However, if you have funds currently in a qualified plan, you may roll those funds over into the Semitool 401(k) Plan prior to that date.

         9. As a condition of your employment you will be required to sign a Confidentiality/conflict of interest agreement.

                                                                      Two of two
                                                                        G. Spray



         10. None of the above terms of this offer represents an agreement by you or Semitool, Inc. for any specific length of employment. Either you or Semitool may, at any time, terminate the employment relationship upon notice to the other party. As with all Semitool employment positions, there is a 90 day probationary period.

             Any controversy or claim arising out of termination of employment after your probationary period has expired shall be settled by arbitration as provided in Montana's Uniform Arbitration Act, 27-5-211 et seq., MCA. The laws of Montana shall apply.

         11. In the unlikely event you or Semitool determines this working relationship is not to continue, we will provide a six month severance package to defray the cost of your finding a new position.



Sincerely,                                Acceptance: I have read and understand
                                          all of the above and accept the terms
SEMITOOL, INC.                            of employment with Semitool, Inc.


                                          /s/Gary Spray
                                          --------------------------------------
/s/Fabio Gualandris                       Gary Spray
------------------------------
Fabio Gualandris
President                                 Date   June 1, 1999
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